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                                                                    EXHIBIT 10.8



                             TAX SHARING AGREEMENT

     This Tax Sharing Agreement (the "Agreement") is made and entered into this ___ day of July 1996, by and between MidAmerican Capital Company, a Delaware corporation ("Capital"), and InterCoast Energy Company, a Delaware corporation ("InterCoast").

                                    RECITALS
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     1.   As of the date of this Agreement, Capital owns 100% of the common stock of InterCoast and Capital and InterCoast are members of the same consolidated group for federal income tax purposes.

     2. InterCoast is currently intending an initial public offering of its equity securities (the "Offering") which upon the date of the closing of such Offering (the "Closing Date") would reduce Capital's ownership of InterCoast to less than 80% and would further result in InterCoast no longer being a member of the same consolidated group for federal income tax purposes as Capital.

     3. Capital and InterCoast desire to set forth their intentions with respect to certain matters relating to determining and computing tax liability for the time periods prior to the Closing Date, to procedures the parties will follow with respect to tax proceedings and other matters relating to taxes.

     In consideration of the mutual covenants and agreements herein contained, Capital and InterCoast agree as follows:

1.   Capital and InterCoast Tax Sharing.

     A. InterCoast Obligation. From and after the Closing Date, InterCoast
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     shall pay Capital (Capital and its corporate parent and direct and indirect subsidiaries, except the members of the InterCoast Group as defined below shall be collectively referred to as the "MidAmerican Group") the dollar value as calculated in Section 1(C) below of any federal, state or local income tax liability (including without limitation deficiencies, interest, and penalties) relating to InterCoast, its subsidiaries and their respective businesses and operations (collectively the "InterCoast Group") with respect to (1) any items of income, deduction, and credit accruing to the InterCoast Group on or before the Closing Date, and (2) any taxes of the InterCoast Group for any taxable year or period ending prior to, or on the Closing Date.

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B.  Capital Obligation.  From and after the Closing Date, Capital shall pay
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InterCoast the dollar value as calculated in Section 1(C) below of any federal, state or local income tax benefits (including without limitation the tax benefits related to deductions, credits, losses, and carryovers) relating to the InterCoast Group with respect to (1) any items of income, deduction, and credit accruing to the InterCoast Group on or before the Closing Date, and (2) any tax refunds of the InterCoast Group for any taxable year or period ending prior to, or on the Closing Date.

C.   Tax Payment Computation.
     -----------------------

     1.   Method of Calculation.  For purposes of computing and allocating taxes
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          pertaining to the filing, amendment, or audit of tax returns for all taxable periods ending on or before the Closing Date, the MidAmerican Group will compute its tax liability as if it and the InterCoast Group were separate consolidated tax groups (the resulting amount shall be referred to as the "MidAmerican Group Stand-Alone Tax Liability"). The MidAmerican Group will then compute its tax liability as if it and the InterCoast Group were one consolidated group (the resulting amount shall be referred to as the "MidAmerican Group Consolidated Tax Liability"). The arithmetic difference between the MidAmerican Group Stand-Alone Tax Liability and the MidAmerican Group Consolidated Tax Liability shall be referred to as the "Tax Allowance". InterCoast shall be entitled to, or responsible for, as the case may be, all Tax Allowances resulting from taxable events occurring prior to the Closing Date.

     2.   Capital Payment.  In accordance with Section 1(C)(1) above, if
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          the MidAmerican Group Consolidated Tax Liability is less than the
          MidAmerican Group Stand-Alone Tax Liability, Capital will pay an amount equal to the Tax Allowance to InterCoast pursuant to Section 1(D) below.

     3.   InterCoast Payment .  In accordance with Section 1(C)(1) above, if
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          the MidAmerican Group Consolidated Tax Liability is greater than the
          MidAmerican Group Stand-Alone Tax Liability, InterCoast will pay Capital an amount equal to the Tax Allowance to Capital pursuant to
          Section 1(D) below.

D.   Tax Payments. The MidAmerican Group makes quarterly estimated payments
     ------------
     of taxes during each tax year and then makes one or more adjustments relating to taxes paid after each respective tax year (the date upon which the MidAmerican Group makes an estimated payment of taxes or the date upon which the MidAmerican Group makes an adjustment shall be referred to as a "Tax Determination Date"). Prior to each Tax Determination Date, the MidAmerican

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          Group shall make the calculations required by this Agreement. Capital shall be required within 10 days after the Tax Determination Date: (i) to provide InterCoast with notice setting forth a summary of the calculations required by this Section (the "Tax Determination Notice") and (ii) to make any payment to InterCoast required to be made by Capital in accordance with this Section. InterCoast shall be required to make any payment to Capital required by this Section within 10 days of receipt of the Tax Determination Notice, regardless of whether InterCoast objects to such calculation in accordance with the following paragraph.

          The calculations made by the MidAmerican Group pursuant to this
          Section 1(c) shall be conclusive as to InterCoast unless a written objection is provided to Capital by InterCoast within 30 days of receipt of the Tax Determination Notice (notwithstanding that InterCoast may have made the payment in accordance with the preceding paragraph). If written objection is timely made by InterCoast, and if the parties are unable to agree upon the correct calculations, the disputed issue shall be submitted to Arthur Andersen LLP or another accounting firm of recognized national standing selected by Capital in its reasonable discretion, whose determination will be final. All costs and expenses relating to the accounting firm's determination shall be shared equally. In the event the parties agree to a different determination or the accounting firm's review results in a different calculation, appropriate payments shall be made in accordance with the payment procedures in Section 1(D).

2.   Filing of Tax Returns.

     A.   Tax Returns. The federal, state, and local consolidated, combined, or
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     separate corporate income or franchise tax returns of the MidAmerican Group and the InterCoast Group for the period ended December 31, 1996 shall be prepared and filed by the MidAmerican Group. Such returns shall include the results of operations of the MidAmerican Group for the periods ended on or before December 31, 1996 and of the InterCoast Group for the periods ended on or before the Closing Date, except in cases where certain states may require inclusion of the InterCoast Group with the MidAmerican Group on a combined basis for periods ending after the Closing Date. With respect to all taxable periods including periods ending on or before the Closing Date, the MidAmerican Group in consultation with the InterCoast Group, shall make all computations, allocations, determinations, and elections affecting the MidAmerican Group and the InterCoast Group consistent with prior period returns of the group consisting of the MidAmerican Group and the InterCoast Group in accordance with the U.S. Treasury regulations promulgated under
     Section 1502 of the Internal Revenue Code (the "Code") and with state and local income tax laws and regulations. Subject to the right to payment from InterCoast as provided in this Agreement, Capital shall pay or discharge any and all

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     federal, state, and local income or franchise taxes, assessments, interest, penalties or deficiencies reflected on such returns.


     B.   Refunds and Amended Returns.  Only Capital, after consulting with
          ---------------------------
     InterCoast, shall make, or cause to make application for refund and file original or amended reports, returns, and filings for the periods ended on or before the Closing Date for InterCoast.

3.   Tax Proceedings.

     A.   Notice of Adjustment. In the event the Internal Revenue Service or any
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          State Department of Revenue proposes in a letter or a notice of deficiency an adjustment to the federal or state income tax liability of the InterCoast Group, which adjustment, if sustained, may result in an obligation on the part of InterCoast to pay Capital pursuant to the terms of this Agreement, Capital shall promptly upon receipt of notice of any such proposed adjustment or assertion, but not later than 20 days prior to the last day for submitting a protest to the Internal Revenue Service or State Department of Revenue with respect to any such proposed adjustment, notify InterCoast in writing of such proposed adjustment and or any action taken or proposed to be taken by the Internal Revenue Service or State Department of Revenue with respect thereto (the "Notice of Adjustment") and if timely requested by InterCoast in writing, request to the extent so permitted by law an extension of time to file a formal protest to such proposed adjustment. The omission by Capital to so notify InterCoast shall not relieve InterCoast of any payment obligation set forth in this Agreement.

     B.   Notice of Contest.  InterCoast shall within 30 days of receipt of the
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          Notice of Adjustment, provide Capital with notice that it requests
          Capital to contest such proposed adjustment described in the Notice of Adjustment (the "Notice to Contest") in accordance with this Section 3.

     C.   Probable Threshold.  Upon receipt by Capital of the Notice to Contest,
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          Capital shall request a legal opinion from counsel selected by Capital with regards to the likelihood of success in contesting the proposed adjustments which are set forth in the Notice of Adjustment, unless Capital in its sole discretion determines the likelihood of success is probable and a legal opinion is not necessary. The cost to prepare such opinion shall be paid for by InterCoast. If counsel provides an opinion to the effect that it is "probable" that such contest will be successful (the "Probable Opinion"), then Capital shall have the option to take the following actions: (1) immediately take action to contest such proposed adjustment in accordance with Section 3(D) below and/or (2) immediately or at any time during the proceeding decide not to contest such proposed adjustment, in which event InterCoast shall be entitled to receive payment from Capital calculated in

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          accordance with Section 1 as if the proposed adjustment set forth in the Notice of Adjustment had been determined in InterCoast's favor, whether or not such proposed adjustment actually is determined in InterCoast's favor. Capital shall notify InterCoast of its initial decision regarding which option it has chosen within 10 days of receipt of the Probable Opinion. If Capital's initial decision is to contest such proposed adjustment, Capital shall notify InterCoast promptly if at a later time it decides not to further contest such proposed adjustment. If a Probable Opinion is not received, after consultation with InterCoast, Capital shall nonetheless have the option to contest such proposed adjustment and to take any and all other action it so elects (provided that in such event the costs, fees and expenses shall be the responsibility of Capital).

     D.   Administrative and Judicial Proceedings.  If Capital elects to contest
          ---------------------------------------
          such proposed adjustment after receiving a Probable Opinion or waiving such requirement, Capital shall select counsel to contest such proposed adjustment and shall be entitled, subject to Section 3(C), after good faith consultation with InterCoast, to (i) forego any administrative appeals, proceedings, hearings or conferences with the Internal Revenue Service or any state or local tax authority, (ii) refrain from paying any tax assessed and contest any deficiency, or
          (iii) pay any tax assessed and claim a refund; provided, however, that if Capital pays such tax (including any interest and/or penalty), InterCoast shall be required to reimburse Capital for such payment within 10 days of receipt by InterCoast of an invoice from Capital; and further provided that Capital shall keep InterCoast fully informed in respect thereof and consult in good faith with InterCoast regarding the contest of such proposed adjustment including choice of forum. Capital shall, upon the conclusion of any administrative proceedings, promptly notify InterCoast of the outcome of such proceedings, and shall notify InterCoast at least 30 days in advance of the last date for filing a petition in any court of competent jurisdiction. In the event of an unfavorable resolution of administrative proceedings, Capital (x) shall be required to contest any proposed adjustment beyond the level of administrative proceedings if requested by InterCoast within 15 days after receipt by Capital of such written notice, (y) shall consider in good faith any advice offered by InterCoast concerning the court of competent jurisdiction in which the adjustment is most likely to be favorably resolved and (z) shall keep InterCoast informed as to the progress of any litigation and, if requested by InterCoast, shall consult with InterCoast and consider in good faith (i) any recommendations by InterCoast concerning the conduct of such proceedings, and (ii) InterCoast's request for an opportunity to be present and represented by InterCoast's counsel at all formal and informal proceedings before the judicial forum or with opposing counsel and shall endeavor in good faith to permit InterCoast's counsel an opportunity to review and comment in advance on all submissions in connection with such litigation. Capital shall take such reasonable action during the course of such proceedings as Capital deems

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          advisable after good faith consultation with InterCoast (whenever in
          Capital's good faith judgment such consultation is practicable) to preserve as a basis for appeal any legal issue which InterCoast or InterCoast's counsel has identified in writing. Capital shall be required to appeal any adverse judicial determination only if (A) an appeal is timely requested in writing by InterCoast and (B) Capital is furnished with an opinion from counsel selected by Capital, at InterCoast's expense, to the effect that it is "probable" that the appeal will prevail.

     E.   Payment of Costs and Fees.  For so long as Capital shall contest or
          -------------------------
          continue to contest any claim or assertion by the Internal Revenue Service or any state or local tax authority under the terms of this Agreement, InterCoast shall pay Capital, in addition to the tax if paid by Capital in accordance with 3(D), all reasonable fees, costs and expenses associated with such contest. InterCoast shall pay Capital within 10 days of receipt by InterCoast of an invoice from Capital. If InterCoast fails to make the payment within 10 days after Capital provides written notice of such nonpayment to InterCoast, Capital shall have no further obligation to contest such proposed adjustment. If such bills are not timely paid, any amounts payable hereunder will bear interest from the date due at 1% in excess of the prime rate published in The Wall Street Journal on the
                                  -----------------------
          date such payment became past due.

4.   Other Tax Matters.

     A. InterCoast hereby covenants and agrees that except as set forth herein, InterCoast shall not make any elections or allocations, for federal, state, or local income tax purposes which are permitted by law which would have an adverse impact on Capital or the MidAmerican Group without the prior written consent of Capital.

     B. Capital hereby covenants and agrees to make an election to apportion InterCoast's share of the limitation under Internal Revenue Code Section 383 to InterCoast if any minimum tax credit is allocated to InterCoast.

5.   Miscellaneous.

     A. Cooperation. Capital and InterCoast shall cooperate with each other
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     with respect to the preparation of tax returns pursuant to Section 2 and proceedings under Section 3 including access to all necessary personnel and records and with respect to any other matter relating to this Agreement as reasonably requested by a party.

     B. Third Party Beneficiary.  This Agreement shall be binding upon the
        -----------------------
     parties hereto and their respective successors and assigns and has been entered into for the benefit of

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     MidAmerican Energy Company ("MEC"), and its successors and assigns, and, notwithstanding that MEC is not a party hereto, MEC shall be entitled to the full benefits of this Agreement and to enforce the covenants and agreements contained herein.

     C. Entire Agreement; Amendments.  Except as otherwise specifically provided
        ----------------------------
     herein, this Agreement constitutes the sole and entire agreement between the parties with respect to the subject matter herein and supersedes all previous oral or written proposals, commitments, agreements and all other communications between the parties. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     D. Assignment.  This Agreement may not be assigned by either party without
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     the prior written consent of the other party.

     E. Partial Invalidity.  Wherever possible, each provision hereof shall be
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     interpreted in such a manner as to be effective and valid under applicable law, but in any case any one or more of the provisions contained herein shall, for any reason, be held invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

     F. Waiver. Failure by either party to insist upon the strict performance of
        ------
     any term or condition herein shall not be deemed a waiver of any rights or remedies that either party may have against the other nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     G. Governing Law.  This Agreement shall be governed by, construed and
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     interpreted pursuant to the laws of the State of Iowa.

     H. Expenses.  All charges for labor and direct out-of-pocket expenses
        --------
     shall be in accordance with the Administrative Services Agreement then in effect between the parties, and if no such agreement is then in effect, as mutually agreed upon by the parties.

     I. Confidentiality.  Each party will hold in trust and maintain
        ---------------
     confidential and, except as required by law, not disclose to others without the prior written consent of the other party, any information received by such party from the other party or developed or otherwise in the possession of such party, unless such information has come within the public domain, except that which has come in the public domain through a party's breach of this Agreement, or is lawfully available to the other party on a non-confidential basis or is required by applicable law, rule, order, regulation or decree to be disclosed.

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     IN WITNESS WHEREOF, the parties have caused this Tax Sharing Agreement to be duly executed as of the day and year first above written.



MIDAMERICAN CAPITAL COMPANY             INTERCOAST ENERGY COMPANY

By:                                     By:
    ----------------------------            ----------------------------
Name:                                   Name:
      --------------------------              --------------------------
Title:                                  Title:
       -------------------------               -------------------------

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